Exhibit 19.1

	THE OFFICE OF GENERAL COUNSEL	POLICY AND PROCEDURE	Insider Trading and Selective Disclosure Policy
		Implementation Date	October 2018
Page #	Page 1 of 11	Last Reviewed/Update Date	August 2025
Procedure Owner	The Office of General Counsel	Approval	OGC

OBJECTIVE - Promotes compliance with federal and state securities laws with respect to (i) trading in securities while in possession of material nonpublic information and (ii) disclosing material nonpublic information.

1.
Summary and Purpose

This Insider Trading Policy (the “Policy”), as well as federal and state securities laws, prohibit all directors, officers, employees, contractors and consultants of BrightView Holdings, Inc. (the “Company”) from (1) trading in securities of the Company, or securities of any other company with which we do business, while in possession of material nonpublic information about the Company or such other company, and (2) disclosing such material nonpublic information to others who might trade in such securities.

The Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange are very effective at detecting such “insider trading,” and penalties for insider trading can include lengthy jail terms and large monetary fines. To avoid inadvertent insider trading by persons who from time to time may be aware of material nonpublic information about the Company, directors, executive officers and others who may be designated by the Company’s Chief Legal Officer (collectively, the “Covered Persons”) are subject to additional trading pre- clearance procedures and blackout periods as set forth in the Addendum attached as Appendix A to this Policy.

Additionally, to avoid the selective disclosure of material nonpublic information, to promote consistent, accurate, broad and timely public communications about the Company and to ensure compliance by the Company with SEC rules, all directors, officers, employees, contractors and consultants are prohibited from disclosing material nonpublic information about the Company and speaking on behalf of the Company with members of the investment community (including stockholders who might trade on the information) except as permitted by this Policy.

2.
Background and Penalties for Noncompliance

Federal and state securities laws prohibit the purchase or sale of a company's securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

2.1
Legal Penalties. Legal penalties for insider trading violations may include: (1) imprisonment, (2) criminal fines, (3) civil penalties, (4) civil enforcement injunctions and (5) prejudgment interest. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial prison term, criminal fines of up to $5 million and civil penalties of up to three times the profit gained or loss avoided.
2.2
Company-imposed Penalties. If you violate this Policy, the Company may take disciplinary action against you, including termination, whether or not your violation n of this Policy results in a violation of law.

	THE OFFICE OF GENERAL COUNSEL	POLICY AND PROCEDURE	Insider Trading and Selective Disclosure Policy
		Implementation Date	October 2018
Page #	Page 2 of 11	Last Reviewed/Update Date	August 2025
Procedure Owner	The Office of General Counsel	Approval	OGC

3.
Scope of Policy

The Company has adopted this Policy both to help Company personnel avoid the severe consequences associated with violations of the insider trading laws and to satisfy the Company’s obligation to prevent insider trading. This Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company.

3.1
Persons Covered. This Policy applies to you if you are a director, officer, employee (including full-time or part-time employee and intern), contractor or consultant of the Company or its subsidiaries. Furthermore, the same restrictions that apply to you also apply to your family members who reside with you, anyone else who lives in your household, any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities) and any entities whose transactions in Company securities are directed by you or subject to your influence or control (such as a trust or other entity). You are responsible for making sure that the purchase or sale of any security by any such person or entity complies with this Policy.
3.2
Companies Covered. The prohibition on insider trading in this Policy is not limited to trading in the Company's securities. It includes trading in securities of other firms such as customers, suppliers or competitors of the Company and securities of firms with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to other firms.
3.3
Securities Covered. The restrictions in this Policy apply to “securities” of every kind, including: (1) equity securities (such as common stock), (2) debt securities (such as notes, bonds, convertible securities and debentures) and (3) options, warrants or other derivative securities.
3.4
Transactions Covered. This Policy contains certain restrictions on “trading” or “transactions” in securities. For purposes of this Policy, “trading” or “transactions” includes any (1) purchase or sale; (2) writing of puts or calls; (3) entering into a hedging transaction; or (4) making or modifying any instructions or investment options under a 401(k) plan or, unless such restriction is waived or modified by the Chief Legal Officer, or employee stock purchase plan that could result in any of the foregoing. Bona fide gifts of Company securities are not subject to the restrictions of this Policy, except for the pre-clearance requirements with which Covered Persons subject to Appendix A must comply.
4.
Statement of Policy
4.1
No Trading on Inside Information.
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You may not trade in the Company’s securities, either for yourself or on behalf of others (other than pursuant to a written trading plan that complies with SEC Rule 10b5-1, as explained further in the Addendum), unless you are certain that you do not possess material nonpublic information relating to the Company. You may not enter into or modify a 10b5-1 plan without first obtaining the approval of the Company’s Chief Legal Officer. The Chief Legal Officer is under no obligation to pre-clear any

10b5-1 plan and may determine not to clear it or to pre-clear it only if certain conditions are satisfied. Any 10b5-1 plan must be submitted to the Company’s Chief Legal Officer for approval five days prior to the entry or modification of such plan.

	THE OFFICE OF GENERAL COUNSEL	POLICY AND PROCEDURE	Insider Trading and Selective Disclosure Policy
		Implementation Date	October 2018
Page #	Page 3 of 11	Last Reviewed/Update Date	August 2025
Procedure Owner	The Office of General Counsel	Approval	OGC
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Similarly, you may not trade in the securities of any other company unless you are certain you do not possess any material nonpublic information about that company which you obtained in the course of your employment or other relationship with the Company.
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You may not trade while you possess material nonpublic information even if you believe that the information has not influenced your trading decision—in other words, even if you would have traded without having the information.
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No Tipping. You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as "tipping," also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another's trading. To avoid tipping someone about material nonpublic information, you should:
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tell material nonpublic information to other Company personnel only on a “need to know”

basis for authorized Company purposes;

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never discuss the Company in an internet chat room or bulletin board or other type of public forum where Company securities are a topic; and
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never discuss material nonpublic information through social media of any kind or in public areas where others might overhear it.
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No Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) prohibits directors and officers from engaging in short sales.
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Options Trading. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director, officer or other employee is trading based on inside information. Transactions in options also may focus the person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities relating to the Company are prohibited.
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Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan, or in many instances, if the value of the collateral declines. Because a margin sale or foreclosure sale may occur at a time when the customer or borrower is aware of material nonpublic information regarding the Company or otherwise is not permitted to trade in Company securities, caution should be exercised in holding Company securities in a margin account or pledging Company securities as collateral for a loan. Moreover, due to heightened scrutiny and public disclosure requirements, directors and others who are required to file stock ownership reports with the SEC under Section 16(a) of the Securities Exchange Act of 1934 are required to notify the

	THE OFFICE OF GENERAL COUNSEL	POLICY AND PROCEDURE	Insider Trading and Selective Disclosure Policy
		Implementation Date	October 2018
Page #	Page 4 of 11	Last Reviewed/Update Date	August 2025
Procedure Owner	The Office of General Counsel	Approval	OGC

Company’s Chief Legal Officer at least two days prior to depositing Company securities in a margin account or pledging Company securities as collateral for a loan.

4.6
No Exception for Hardship. The existence of a personal financial emergency does not excuse you from compliance with this Policy and laws prohibiting insider trading.
5.
Definition of Material Nonpublic Information

In order to determine whether you possess “material nonpublic information,” you must consider both the materiality and public availability of the information in your possession.

5.1
Material Information. Information is generally regarded as “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information are:
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earnings or projections of future earnings;
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significant changes in sales volume, market share, product pricing or mix of sales;
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a change in business strategy;
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material labor negotiations or disputes, including possible strikes;
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a significant pending or proposed acquisition or disposition;
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a change in senior management;
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major events regarding the Company's securities, including the declaration of a stock split, a change in dividend policy, the offering of additional securities or the repurchase of securities;
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changes in long-term debt ratings;
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financial liquidity problems;
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actual or threatened major litigation, or the resolution of such litigation;
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material cybersecurity risks or incidents experienced by the Company;
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matters relating to inquiries or investigations by governmental agencies; and
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new major contracts, orders, markets, suppliers, customers or finance sources, or the loss thereof.

Note: The above list is intended to be illustrative and is not exhaustive or comprehensive. Whether any particular information could be considered material by a “reasonable” investor depends on the specific circumstances existing at a particular point of time.

Both positive and negative information can be material. Material information is not limited to historical facts but may also include projections and forecasts. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of treating the information as material and trading should be avoided.

	THE OFFICE OF GENERAL COUNSEL	POLICY AND PROCEDURE	Insider Trading and Selective Disclosure Policy
		Implementation Date	October 2018
Page #	Page 5 of 11	Last Reviewed/Update Date	August 2025
Procedure Owner	The Office of General Counsel	Approval	OGC

5.2
Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release, a webcast conference or an SEC filing) and the investing public has had time to absorb the information. Unless special circumstances warrant a different period, as a general rule, information about the Company is considered nonpublic until the beginning of the second full trading day after the date on which the information is released. For example, if the Company were to issue a press release disclosing material nonpublic information of which you were aware (such as periodic earnings information) before the opening of the market on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time).
6.
Certain Exceptions
6.1
Employee Benefit Plans. The restrictions on trading set forth in this Policy do not apply to the periodic contributions by the Company or by employees to employee benefit plans (e.g., a 401(k) plan or employee stock purchase plan) which are used to purchase Company securities pursuant to an employee’s advance instructions. However, an employee may not alter his or her instructions regarding the purchase or sale of Company securities in such plans, or make discretionary transfers into or out of Company securities in such plans, while in the possession of material nonpublic information; the Chief Legal Officer, however, may waive or modify the foregoing restrictions with respect to an employee stock purchase plan.
6.2
Stock Options. The trading prohibitions and restrictions in this Policy do not apply to the exercise of stock options under the Company’s stock option plans. However, such prohibitions and restrictions do apply to any sales of Company securities acquired upon the exercise of stock options (including by means of “cashless exercise”). The delivery to the Company of Company securities that you already own in payment of an option exercise price is not subject to this Policy because it does not involve any market sale of Company securities. Similarly, this Policy does not apply to an election by you to have the Company withhold shares to satisfy tax withholding obligations upon your exercise of an option.
7.
Selective Disclosure Policy
7.1
Background. Regulation Fair Disclosure, or “Regulation FD,” promulgated by the SEC under the Securities Exchange Act of 1934, is designed to prevent public companies from selectively disclosing material nonpublic information to members of the financial community and to instead promote dissemination of material nonpublic information to all members of the investing public at the same time. More specifically, Regulation FD requires public companies to make public disclosure of any material nonpublic information about the company or its securities simultaneously with the communication of that information by the company or any person acting on its behalf to any member of the Investment Community (defined below in Section 7.2).
7.2
Scope of Policy.

•
Regulation FD and this Policy prohibit selective disclosure to certain specified persons, including (1)

	THE OFFICE OF GENERAL COUNSEL	POLICY AND PROCEDURE	Insider Trading and Selective Disclosure Policy
		Implementation Date	October 2018
Page #	Page 6 of 11	Last Reviewed/Update Date	August 2025
Procedure Owner	The Office of General Counsel	Approval	OGC

broker-dealers and persons associated with them, including investment analysts; (2) investment advisers, certain institutional investment managers and their associated persons; (3) investment companies, hedge funds, and affiliated persons; and (d) any stockholder under circumstances in which it is reasonably foreseeable that the stockholder will purchase or sell the company’s securities on the basis of the information (collectively referred to in this Policy as the “Investment Community”).

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Use of social networks, including corporate blogs, employee blogs, chat boards, Facebook, LinkedIn, Twitter, YouTube and any other non-traditional means of communication, to disclose material nonpublic information is considered selective disclosure to the Investment Community and is therefore governed by this Policy.
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Statement of Policy. The Company is committed to the fair disclosure of information about the Company without advantage to any particular investor or other member of the investment community consistent with Regulation FD. Selective disclosure of material nonpublic information about the Company in violation of this Policy or applicable law is prohibited. It has been and will continue to be the Company’s policy and practice to disclose material information about the Company publicly and on a timely basis, as required by law or as determined by the Company to be appropriate.

To ensure the Company’s compliance with Regulation FD and to promote consistent, accurate and timely communications to all investors, it is the Company’s policy that material nonpublic information about the Company may only be disclosed to members of the Investment Community by the Chief Executive Officer or the Chief Financial Officer or with their prior approval.

To the extent practicable, all communications of material nonpublic information to third parties, even communications that are not to members of the Investment Community and are not covered by Regulation FD, should be made under the protection of a written confidentiality agreement.

Directors, officers, employees, contractors and consultants who believe they may have disclosed (whether intentionally or unintentionally) material nonpublic information about the Company in violation of this Policy are required to contact the Chief Legal Officer immediately so that the Company can determine if any corrective measures need to be taken.

7.4 Quiet Periods. As part of our commitment to consistent and transparent communication, the Company will observe a formal quiet period, starting at quarter end and continuing to the date of our earnings release. During this time, we will refrain from taking meetings with investors and analysts or attending conferences.

•
Post-Termination Disclosure

This Insider Trading and Selective Disclosure Policy continues to apply to you even after you have terminated employment or other services to the Company or a subsidiary. If you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities or disclose the material nonpublic information until that information has become public or is no longer material.

	THE OFFICE OF GENERAL COUNSEL	POLICY AND PROCEDURE	Insider Trading and Selective Disclosure Policy
		Implementation Date	October 2018
Page #	Page 7 of 11	Last Reviewed/Update Date	August 2025
Procedure Owner	The Office of General Counsel	Approval	OGC

9.
Responsibility of Managers

Managers are responsible for ensuring that all personnel who report to them understand this Insider Trading and Selective Disclosure Policy. This includes any employee who might only remotely come into possession of material nonpublic information.

10.
Company Assistance

Your compliance with this Policy is of the utmost importance both for you and the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Company's Chief Legal Officer. Do not try to resolve uncertainties on your own, as the rules relating to insider trading and selective disclosure of material nonpublic information are often complex, not always intuitive and can carry severe consequences.

This Insider Trading and Selective Disclosure Policy supersedes all previous policies of the Company concerning insider trading and selective disclosure of material nonpublic information.

	THE OFFICE OF GENERAL COUNSEL	POLICY AND PROCEDURE	Insider Trading and Selective Disclosure Policy
		Implementation Date	October 2018
Page #	Page 8 of 11	Last Reviewed/Update Date	August 2025
Procedure Owner	The Office of General Counsel	Approval	OGC

1.
Introduction

Appendix A

Addendum to Insider Trading and Selective Disclosure Policy

The Company has adopted this Addendum to the BrightView Landscapes Insider Trading and Selective Disclosure Policy to:

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help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information (which could result, for example, when a director or an executive officer engages in a trade while unaware of a pending material development);
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assist directors and executive officers in complying with their SEC Forms 3, 4, 5 and 144 filing obligations; and
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help directors and executive officers avoid inadvertent "short swing" (i.e., six months) profit liability.

The restrictions set forth in this Addendum are in addition to, and do not limit, the restrictions set forth in the Insider Trading and Selective Disclosure Policy.

•
Persons Covered

The provisions of this Addendum apply only to directors of the Company , officers of the Company that are subject to the securities reporting requirements of Section 16 of the Securities Exchange Act of 1934, and other individuals that may from time to time have access to material nonpublic information about the Company and, as a result, may be designated by the Company’s Chief Legal Officer as being subject to this Addendum (collectively, “Covered Persons”). The Company will notify these other individuals when they are subject to this Addendum.

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Gifts Covered

Gifts, contributions to trusts and other similar transfers of securities are subject to the pre-clearance procedures set forth in this Addendum but not to the restrictions of the Insider Trading and Selective Disclosure Policy itself.

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Certain Exceptions

The transactions that are excepted from the insider trading policy pursuant to Section 6.1 of the Policy are also excepted from the requirements and restrictions of this Addendum.

•
Pre-Clearance Procedures

Because Covered Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even outside a blackout period under Section 6, without first pre-clearing all transactions in the Company’s securities.

A Covered Person and his or her family members and others who are subject to his or her control or

	THE OFFICE OF GENERAL COUNSEL	POLICY AND PROCEDURE	Insider Trading and Selective Disclosure Policy
		Implementation Date	October 2018
Page #	Page 9 of 11	Last Reviewed/Update Date	August 2025
Procedure Owner	The Office of General Counsel	Approval	OGC

influence may not engage in any transaction involving the Company’s securities (including a stock option exercise, loan, pledge, hedge, gift, contribution to a trust or other transfer) at any time without first obtaining pre-clearance of the transaction from the Company’s Chief Legal Officer.

A request for pre-clearance should be submitted in advance of the proposed transaction. If the Chief Legal Officer approves a proposed transaction, the transaction must be effected within two business days following the date proposed or the pre-clearance will expire. However, if the Covered Person becomes aware of material nonpublic information before the approved transaction is executed, he or she should not effect the transaction.

The Chief Legal Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. Covered Persons are cautioned that ultimate responsibility for determining whether they possess material nonpublic information rests with them. Approval of a transaction under the pre-clearance procedure will not necessarily insulate the Covered Person from liability under the federal securities laws.

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Blackout Periods
6.1
Quarterly Blackout Periods. A Covered Person and his or her family members and others who are subject to his or her control or influence may not engage in any transaction involving the Company’s securities during the period from the 15th day of the last month of each fiscal quarter until the opening of business on the second full trading day following the date of release of the Company’s earnings for such fiscal quarter. For example, if the Company were to release its first quarter earnings on January 15th, then the applicable blackout period for the first quarter would begin on December 15th and end at the opening of business on January 17th. The Company will announce when a blackout period has ended and when the next blackout period is expected to begin.
6.2
Other Blackout Periods. The Company’s Chief Legal Officer may establish additional event-specific blackout periods. The Company will notify you of any additional blackout periods.
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Exception for Approved 10b5-1 Plans

Transactions in Company securities made pursuant to an approved SEC Rule 10b5-1 plan as described below, commonly referred to as “10b5-1 plans,” are not subject to: (a) the prohibition on trading on the basis of material nonpublic information contained in the Insider Trading Policy, (b) the pre-clearance procedures set forth above or (c) the blackout period restrictions set forth above. Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for 10b5-1 plans. The general features of a 10b5-1 plan include the following:

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you must enter into the 10b5-1 plan at a time when you do not possess any material nonpublic information and a blackout period does not exist;
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the 10b5-1 plan must either specify in advance the amount, pricing and timing of future transactions (or provide a formula for determining such items) or delegate discretion on those matters to an independent third party such as a broker; and

	THE OFFICE OF GENERAL COUNSEL	POLICY AND PROCEDURE	Insider Trading and Selective Disclosure Policy
		Implementation Date	October 2018
Page #	Page 10 of 11	Last Reviewed/Update Date	August 2025
Procedure Owner	The Office of General Counsel	Approval	OGC

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after you adopt the 10b5-1 plan, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade (i.e., all of such matters must be determined by the broker as specified in the plan).

The following requirements apply to all 10b5-1 plans:

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directors and officers of the Company that are subject to the securities reporting requirements of Section 16 of the Securities Exchange Act of 1934 (collectively, “Section 16 Insiders”) may not commence sales under a 10b5-1 plan until the later of (i) 90 days following the date of adoption or modification of such plan; or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-K or Form 10-Q relating to the fiscal quarter in which the 10b5-1 plan was adopted or modified (but not to exceed 120 days following plan adoption or modification);
•
all persons other than Section 16 Insiders, may not commence sales under a 10b5-1 plan until 30 days following the date of adoption or modification of such plan;
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Section 16 Insiders must provide a representation in the 10b5-1 plan certifying that, on the date of adoption or modification of the plan, they (i) are not aware of material nonpublic information about the Company or its securities; and (ii) are adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;
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you may not maintain multiple, overlapping plans;
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you can utilize only one single-trade plan (i.e. a plan designed to effect only a single transaction) during any 12 month period; and
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you must act in good faith with respect to the 10b5-1 plan, not just in connection with entering into the plan.

Amendments will be viewed in hindsight and could call into question whether a 10b5-1 plan was entered into in good faith. You may only amend your 10b5-1 plan at a time when you do not possess any material nonpublic information and a blackout period does not exist. As noted in the Insider Trading and Selective Disclosure Policy, a Covered Person may not enter into or modify a 10b5-1 plan without first obtaining the approval of the Company’s Chief Legal Officer. The Chief Legal Officer is under no obligation to pre- clear any 10b5-1 plan and may determine not to clear it or to pre-clear it only if certain conditions are satisfied. Any 10b5-1 plan must be submitted to the Company’s Chief Legal Officer for approval five days prior to the entry or modification of such plan.

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Post-Termination Transactions

If you are aware of material nonpublic information when you terminate service as a Covered Person, you may not trade in Company securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Addendum will cease to apply to your transactions in Company securities upon the expiration of any blackout period that is applicable to your transactions at the time of your termination of service.

	THE OFFICE OF GENERAL COUNSEL	POLICY AND PROCEDURE	Insider Trading and Selective Disclosure Policy
		Implementation Date	October 2018
Page #	Page 11 of 11	Last Reviewed/Update Date	August 2025
Procedure Owner	The Office of General Counsel	Approval	OGC

9.
Company Assistance

Any person who has a question about this Addendum or its application to any proposed transaction may obtain additional guidance from the Company’s Chief Legal Officer.

This Addendum to Insider Trading and Selective Disclosure Policy supersedes all previous Addenda of the Company concerning insider trading and selective disclosure of material nonpublic information.